Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of February 23, 2025, by and between Nuwellis, Inc., a Delaware corporation, whose address is 12988 Valley View Road, Eden Prairie, Minnesota 55344 (the “Company”) and Nestor Jaramillo, Jr., whose address is as reflected in the personnel records of the Company (“Employee”).  Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them in that certain Executive Employment Agreement entered into by between Employee and the Company dated January 16, 2021 (the “Employment Agreement”).

Recitals
Whereas, Employee has been employed as the Chief Executive Officer and President of the Company since January 16, 2021; and

Whereas, the Company and Employee (collectively, the “Parties” and each, without distinction, a “Party”) have mutually agreed that Employee will retire and separate from his existing employment relationship and roles with the Company on the terms and conditions set forth in this Agreement and retroactive to, and effective as, February 18, 2025.
Agreement
now, therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
EMPLOYMENT RETIREMENT AND PAYMENTS

1.1     Retirement.  Employee has retired from the Company, effective February 18, 2025 (the “Retirement Date”).  Effective as of the Retirement Date, Employee hereby resigns from every office of the Company and the Company’s subsidiaries held by Employee, including, without limitation, the Board of Directors of the Company.  The Company shall pay Employee’s compensation for hours worked through the Retirement Date, along with up to 40 hours of accrued but unused PTO, subject to withholding and payable in accordance with the Company’s payroll practices.  In addition, the Company will reimburse Employee for Employee’s outstanding documented business expenses remaining on the Company’s books, which were properly reviewed and approved according to the Company’s policies in effect on the Retirement Date.  Employee will receive the above payments regardless of whether Employee signs this Agreement and regardless of whether this Agreement becomes effective in accordance with Section 2.2.  Additionally, Employee will have access to his Health Savings Account, 401(k) and other benefit plans, as applicable, per Company policies and plan documents for former Company employees.

1.2      Consideration.  As consideration for Employee’s agreements and releases set forth herein, and provided that Employee executes and delivers this Agreement on or before February 23, 2025 (without revoking same thereafter in accordance with Section 2.2), and Employee remains in compliance with Employee’s obligations under this Agreement, then the Company agrees to the following:

(a)          The Company will continue paying Employee’s Annual Base Salary for the six-month period following the Retirement Date (the “Severance Period”) (i.e., a gross total of $210,291.00), subject to all required withholding.  These salary continuation payments will commence on the first payroll date occurring after this Agreement becomes effective and irrevocable under Section 2.2, with the first payment covering the time period from the day after the Retirement Date through the first Company payroll date following the expiration of the Revocation Period described in Section 2.2;

(b)          The Company will make a one-time, lump sum payment to Employee in the amount of $47,723.42 with respect to a 2024 bonus, subject to all required withholding, payable at the same time as the first salary continuation payment referenced above;

(c)          Through August 31, 2025, the Company will pay the premiums for Employee to continue his health care benefits under the federal law known as COBRA, provided that (i) Employee timely and properly elects continued health coverage under COBRA, and (ii) Employee remains eligible for COBRA benefits and does not qualify for health care coverage from another employer during such period; and

(d)         Notwithstanding the applicable terms and conditions of the Inducement Plan and the Stock Options, both as defined below, all of Employee’s Stock Options that would have vested during the Severance Period if Employee had remained employed during such period shall be accelerated and vest as of the Retirement Date.

1.3      Conflict with other Agreements.  In the event of any conflict of the provisions between this Agreement and the Employment Agreement, the provisions set forth in this Agreement shall control.  Effective as of the Retirement Date, that certain Change of Control Agreement dated May 6, 2019 entered into by and between the Company and Employee (the “Change of Control Agreement”) shall terminate in its entirety.  Notwithstanding the foregoing, Employee agrees to comply strictly with Employee’s continuing obligations under that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement dated April 12, 2019 entered into by and between the Company and Employee (the “Invention Assignment Agreement”), the terms and conditions of which shall survive the execution of this Agreement.  In the event of any conflict of the provisions between this Agreement and the Invention Assignment Agreement, the terms and condition of the Invention Assignment Agreement shall control.  In the event of any conflict of the provisions between this Agreement and the provisions of that certain Indemnity Agreement entered into by and between the Company and Employee (the “Indemnity Agreement”), the provisions set forth in the Indemnity Agreement shall control.

1.4      Acknowledgement.  Except as provided in this Article 1, the Parties acknowledge and agree that Employee is not, and shall not after the Retirement Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company or its affiliates.  Employee hereby confirms to the Company that Exhibit 1 to the Invention Assignment Agreement contains a complete list of all Inventions (as defined in the Invention Assignment Agreement) or improvements to which Employee claims ownership and desires to remove from the operation of the Inventions Assignment Agreement.  Employee further agrees that the Invention Assignment Agreement remains in full force and effect and Employee hereby reaffirms his obligations arising under the terms of the Invention Assignment Agreement.  Employee agrees to return to the Company all of the Company’s documents and materials, apparatus, equipment and other physical property in Employee’s possession within five (5) business days of the Retirement Date and in the manner directed by the Interim Chief Executive Officer of the Company (the “Interim CEO”).

1.5    Cooperation and assistance.  Following the Retirement Date, Employee agrees to furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which Employee had knowledge during Employee’s employment with the Company.  In addition, following the Retirement Date, Employee agrees to be reasonably available to assist the Company in matters relating to the transition of Employee’s prior duties to other employees of the Company, as may be reasonably requested by the Company.  Following the Retirement Date, the Company shall reimburse Employee for the reasonable documented out-of-pocket expenses incurred by Employee in providing such cooperation and assistance; provided that any such expense exceeding Five Hundred Dollars ($500) shall require the advance written consent of the Interim CEO.  Following the Retirement Date, Employee shall promptly deliver to the Interim CEO via email all correspondence and any inquires that Employee receives (including the contents of any telephone calls or emails received by Employee) from any third party concerning any issue of significance to the Company.

1.6     Statement regarding retirement; SEC Matters.  Employee acknowledges that the Company may be required to file a copy of this Agreement as an exhibit to a Form 8-K or Form 10-Q filed with the SEC (the “Exchange Act Reports”).  Employee agrees that the Exchange Act Reports may contain a statement summarizing the terms and conditions of this Agreement and the fact that Employee’s employment with the Company ended as of the Retirement Date (the “Exchange Act Statement”).  Employee will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the SEC as they relate to required information with respect to Employee.  Further, following the Retirement Date, Employee will remain in compliance with the terms of the Company’s insider trading policy with respect to purchases and sales of the Company’s securities.

1.7      company Securities.  As of the date hereof, Employee is the current holder of the following stock options issued by the Company to Employee (the “Stock Options”):

Grant Date	Exercise Price Per Share	# of Shares of Common Stock Subject to Option	# of Vested Shares as of the Retirement Date	Applicable Stock Plan
1/22/2021	$32,550.00	3.00	3.00	2017 Equity Incentive Plan, as amended
5/19/2021	$12,705.00	45.00	45.00	2017 Equity Incentive Plan, as amended
3/3/2022	$3,290.00	28.00	23.00	2017 Equity Incentive Plan, as amended
3/3/2023	$270.20	651.00	393.00	2017 Equity Incentive Plan, as amended

As Employee is aware, on each of December 9, 2022 and June 27, 2024 the Company effectuated a reverse stock split (the “Reverse Stock Split”), pursuant to which each one hundred (100) shares and thirty-five (35) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), respectively, were automatically converted and combined into one (1) share of Common Stock, with any resulting fractional share to be rounded up to the nearest whole share, by the filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation. The Company’s Board of Directors determined that, in connection with the Reverse Stock Split, an adjustment (the “Reverse Split Adjustment”) was required in respect of all outstanding options to acquire shares of the Common Stock that were issued under the Company’s 2021 Inducement Plan.  Employee acknowledges the effect of the Reverse Stock Split and the Reverse Split Adjustment on all of Employee’s Stock Options that were outstanding prior to the effective date of the Reverse Stock Split.  Following the Retirement Date, the Stock Options shall continue in full force and effect in accordance with their respective terms and the terms and conditions of the Company’s 2021 Inducement Plan (the “Inducement Plan”).  Employee acknowledges and agrees that, in accordance with the foregoing and Section 1.2(d) hereof, an aggregate of 464 shares of the Common Stock subject to the Stock Options will be vested and exercisable (the “Vested Shares”) by Employee for a period of six (6) months following the Retirement Date at an exercise price per share ranging from $270.20 to $32,550.00.  Pursuant to the applicable terms and conditions of the Inducement Plan and the Stock Options, Employee acknowledges and agrees that if Employee fails to purchase the Vested Shares during such six (6) month period following the Retirement Date, Employee’s rights to purchase the Vested Shares will terminate in their entirety and that any unvested portion of the Stock Options existing as of the Retirement Date are automatically forfeited to the Company.  Employee further ratifies and confirms to the Company that the Stock Options constitute the totality of the equity and debt securities of the Company and any of the Company’s subsidiaries or affiliates beneficially owned by Employee or to which Employee otherwise has rights as of the date of this Agreement.

ARTICLE 2
RELEASES AND NON-DISPARAGEMENT

2.1     Employee release of claims.  In consideration for the separation consideration set forth in this Agreement, Employee, on behalf of Employee, Employee’s heirs, executors, legal representatives, spouse and assigns (the “Employee Releasing Parties”), hereby fully and forever releases the Company and the Company’s past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations, assigns, attorneys and insurers (each a “Company Released Party”, and collectively, the “Company’s Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred through the date that Employee signs this Agreement, including, without limitation, any and all claims:

(a)           which arise out of, result from, or occurred in connection with Employee’s employment by the Company or any of its affiliated entities, the end of the employment relationship, any events occurring in the course of that employment, the Employment Agreement, or any events occurring prior to the execution of this Agreement;

(b)           for discrimination, harassment and/or retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; slander, libel or invasion of privacy; violation of public policy; fraud, misrepresentation or conspiracy; and false imprisonment;

(c)           (i) wrongful discharge of employment, any and all claims for wrongful discharge of employment, and/or (ii) violation of any federal, state or municipal statute relating to employment or employment discrimination, including, without limitation, (A) Title VII of the Civil Rights Act of 1964, as amended, (B) the Civil Rights Act of 1866, as amended, (C) the Civil Rights Act of 1991, as amended, (D) the Employee Retirement and Income Security Act of 1974, as amended, (E) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including, without limitation, by the Older Workers’ Benefit Protection Act, as amended (“OWBPA”), (F) the OWBPA, (G) the Americans with Disabilities Act of 1990, as amended, (H) any applicable state Persons with Disabilities Civil Rights Act, as amended, (I) any applicable state Whistleblowers Protection Act, as amended, (J) Genetic Information Nondiscrimination Act (GINA), and (K) the Immigration Reform and Control Act (IRCA);

(d)         under Minnesota common law or state statute including, but not limited to, those alleging wrongful discharge, express or implied breach of contract, negligence, invasion of privacy, intentional infliction of emotional distress, fraud, defamation, or violations of the Minnesota Human Rights Act (the “MHRA”), the Minnesota Equal Pay for Equal Work Law, the Minnesota healthcare worker whistleblower protection laws, the Minnesota family leave law; the Minnesota personnel record access statutes, all as amended together with all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released;

(e)            for back pay or other unpaid compensation;

(f)             relating to equity of the Company; and/or

(g)            for attorneys’ fees and costs.

To the fullest extent permitted by law, Employee will not take any action that is contrary to the covenants and agreements Employee has made in this Agreement.  Employee represents that Employee has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties.  Employee states that Employee knows of no violation of state, federal, or municipal law or regulation by any of the Company’s Released Parties, and knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation.  While nothing in this Agreement prevents state or federal agencies from enforcing laws within their jurisdictions, Employee agrees Employee shall not receive any individual monetary damages, recovery and/or relief of any type related to any released claim(s), whether pursued by Employee or any governmental agency, other person or group; provided that nothing in the Agreement prevents Employee from participating in the whistleblower program maintained by the SEC and receiving a whistleblower award thereunder.  Employee hereby agrees that the release set forth in this Agreement shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding anything in this Agreement to the contrary, nothing herein release any claim for indemnification, contribution, defense or coverage, from or through the Company or its insurers, under the Company’s (or its affiliates’) charter, By-laws, the Indemnity Agreement, applicable law, or applicable insurance policies, with respect to prior actions or inactions relating in any way to Employee’s duties as an employee or officer of the Company.  Each Company Released Party is an intended third-party beneficiary of this Agreement and entitled to enforce the release in this Section 2.1 as if such Company Released Party was a Party to this Agreement.
2.2      acknowledgment of waiver of claims under ADEA and MHRA.  Employee acknowledges that he is waiving and releasing any rights he may have under the OWBPA, the ADEA, and the MHRA, and that this waiver and release is knowing and voluntary.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney of his choice concerning the terms of this Agreement prior to executing this Agreement; (b) he has at least twenty-one (21) calendar days within which to consider this Agreement and that if he signs this Agreement before expiration of that review period, he does so knowingly and voluntarily and with the intent of waiving his right to utilize the full review period; (c) he has the right to revoke his release of claims, insofar as it extends to potential claims arising under the ADEA, by informing the Company of such revocation within seven (7) calendar days following his execution of this Agreement; and (d) he has the right to rescind his release of claims, insofar as it extends to potential claims arising under the MHRA, by informing the Company of such rescission within fifteen (15) calendar days following Employee’s execution of this Agreement.  Employee further understands that these revocation and rescission periods shall run concurrently, and that this Agreement is not effective until the fifteen (15) calendar day rescission period (the “Revocation Period”) has expired without any revocation being communicated.  Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and addressed to the Company at its principal corporate offices to the attention of the Interim CEO.

2.3      no admission of liability.  Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the Parties herein released.  This Agreement’s execution and implementation may not be used as evidence and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement, the Indemnity Agreement or the Employment Agreement.

2.4      Non-disparagement.  To the fullest extent permitted by law, Employee covenants and agrees that Employee shall not make or cause to be made any statements, observations, opinions or communicate any information (whether in written or oral form) that defames, slanders or is likely in any way to harm the reputation of the Company or any of its subsidiaries, affiliates, directors, or officers or tortiously interfere with any of the other Company’s business relationships.  To the fullest extent permitted by law, the Company will not, in any authorized statement through its directors or officers, make or cause to be made any statements, observations, opinions or communicate any information (whether in written or oral form) that defames, slanders or is likely in any way to harm the reputation of Employee or tortiously interfere with his business relationships, provided that this obligation shall not apply to the Exchange Act Reports.  Any violation of the covenant contained in this Section 2.4 will result in irreparable damage and the injured Party shall be entitled to injunctive and other equitable relief.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1      Representations and warranties of employee.  Employee warrants and represents to the Company that Employee:

(a)          has been advised to consult with legal counsel in entering into this Agreement;

(b)          has entirely read this Agreement;

(c)        has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims;

(d)         has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement;

(e)       is the only person (other than Employee’s heirs) who is or may be entitled to receive or share in any damages or compensation on account of or arising out of Employee’s relationship with, or providing services to, the Company or any of its affiliated entities, the end of that relationship or services, any actions taken in the course of that relationship or services, and any events related to that relationship or services or occurring prior to the execution of this Agreement;

(f)         understands and agrees that in the event any injury, loss, or damage has been sustained by Employee which is not now known or suspected, or in the event that the losses or damage now known or suspected have present consequences not known or suspected, this Agreement shall nevertheless constitute a full and final release as to the Parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and

(g)       expressly acknowledges that Employee’s entry into this Agreement is in exchange for consideration in addition to anything of value to which Employee is already entitled.

3.2     Authority.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

3.3     No other Representations.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

ARTICLE 4
MISCELLANEOUS

4.1     Severability.  Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

4.2    Entire Agreement.  This Agreement, together with the Invention Assignment Agreement, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and Employee’s compensation by the Company, except as set forth herein, provided, however, that this Agreement does not supersede or modify any continuing obligations of Employee under the Employment Agreement that do not conflict with the terms and conditions of this Agreement or the Invention Assignment Agreement, all of which shall continue in full force and effect.  This Agreement may only be amended by a writing signed by Employee and the Company.

4.3    Assignment.  This Agreement may not be assigned by Employee without the prior written consent of the Company.  The Company may assign this Agreement without Employee’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company.  This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.4    section 409a.  The provisions of this Agreement shall be interpreted and applied in such a manner that all payments required to be made hereunder either comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder (including, without limitation, such guidance as may be issued after the Retirement Date) (“Section 409A”) or are exempt from the requirements of Section 409A.  Any reimbursement of expenses to which Employee is entitled under this Agreement shall, if subject to Section 409A, be made within the time period and be subject to the other terms and conditions prescribed in the Employment Agreement.  To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, such amounts shall be subject to such additional rules and requirements as specified by the Company from time to time in order to comply with Section 409A.  Each separately identified payment hereunder is to be treated as a “separate payment” for purposes of Section 409A.  Notwithstanding the foregoing, neither the Company nor any other person guarantees that any particular federal or state income, payroll, personal property or other tax consequence will result under this Agreement, and neither the Company nor any other person shall be liable for any federal or state tax consequence resulting from this Agreement.

4.5    Governing law; consent to jurisdiction, waiver of jury trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.  In addition, should it become necessary for the Company to seek to enforce any of the covenants contained in this Agreement through any legal, administrative or alternative dispute resolution proceeding, Employee shall reimburse the Company for its reasonable fees and expenses (legal costs, attorneys’ fees and otherwise) related thereto.

4.6   counterparts/electronic execution and delivery.  This Agreement may be executed in one or more counterparts and by facsimile or by electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.  The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Minnesota Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

signatures on the following page

in witness whereof, the Parties have executed and delivered this Agreement as of the date first written above.

THE COMPANY:		eMPLOYEE:

nuwellis, inc.

By:	/s/ John Erb	/s/ Nestor Jaramillo, Jr.
Name:	John Erb	nestor jaramillo, jr.
Title:	Interim Chief Executive Officer	Date: February 23, 2025

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SEPARATION AND RELEASE AGREEMENT